                                                                     EXHIBIT 2.1





                          PURCHASE AND SALE AGREEMENT

                          DATED AS OF AUGUST 20, 1998

                                    BETWEEN

                       HALLIBURTON ENERGY SERVICES, INC.

                                  MIHC, INC.,

                           SMITH INTERNATIONAL, INC.,

                     SMITH INTERNATIONAL ACQUISITION CORP.,

                               M-I PURCHASE CORP.

                                      AND

                                   M-I L.L.C.

                            RELATING TO INTERESTS IN

                                   M-I L.L.C.

                                      AND

                        M-I DRILLING FLUIDS CANADA, INC.

                          PURCHASE AND SALE AGREEMENT
                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                              ARTICLE I.DEFINITIONS

Section 1.01.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . 1
Section 1.02.   Rules of Construction . . . . . . . . . . . . . . . . . . . 1

                  ARTICLE II.PURCHASE AND SALE OF M-I INTERESTS

Section 2.01.   Purchase and Sale of M-I Interests  . . . . . . . . . . . . 2
Section 2.02.   Purchase Price  . . . . . . . . . . . . . . . . . . . . . . 2
Section 2.03.   Allocation of Purchase Price  . . . . . . . . . . . . . . . 2
Section 2.04.   Closing   . . . . . . . . . . . . . . . . . . . . . . . . . 3

            ARTICLE III.REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.01.   Organization  . . . . . . . . . . . . . . . . . . . . . . . 3
Section 3.02.   Authorization of Agreement  . . . . . . . . . . . . . . . . 3
Section 3.03.   M-I Interests . . . . . . . . . . . . . . . . . . . . . . . 4
Section 3.04.   Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 4
Section 3.05.   No Violation  . . . . . . . . . . . . . . . . . . . . . . . 4
Section 3.06.   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . 4
Section 3.07.   Brokerage Agreements  . . . . . . . . . . . . . . . . . . . 4

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OFTHE PURCHASERS

Section 4.01.   Organization and Good Standing  . . . . . . . . . . . . . . 5
Section 4.02.   Investment Purpose  . . . . . . . . . . . . . . . . . . . . 5
Section 4.03.   Authorization . . . . . . . . . . . . . . . . . . . . . . . 5
Section 4.04.   Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.05.   No Violation  . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.06.   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.07.   Brokerage Agreements  . . . . . . . . . . . . . . . . . . . 6
Section 4.08.   SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . 7

                 ARTICLE V.REPRESENTATIONS AND WARRANTIES OF M-I

Section 5.01.   Organization  . . . . . . . . . . . . . . . . . . . . . . . 7
Section 5.02.   Authorization of Agreement  . . . . . . . . . . . . . . . . 7
Section 5.03.   Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 7
Section 5.04.   No Violation  . . . . . . . . . . . . . . . . . . . . . . . 7
Section 5.05.   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . 8

                              ARTICLE VI.AGREEMENTS

Section 6.01.   Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . 8
Section 6.02.   Appropriate Action; Consents; Filings . . . . . . . . . . . 8
Section 6.03.   Certain Tax Matters . . . . . . . . . . . . . . . . . . . . 9
Section 6.04.   Access to Information . . . . . . . . . . . . . . . . . .  11
Section 6.05.   Public Announcements  . . . . . . . . . . . . . . . . . .  12
Section 6.06.   Disposition of Halliburton Obligations  . . . . . . . . .  12
Section 6.07.   Post-Closing Liabilities  . . . . . . . . . . . . . . . .  13
Section 6.08.   Restrictions on Sale of M-I . . . . . . . . . . . . . . .  13
Section 6.09.   Halliburton Name  . . . . . . . . . . . . . . . . . . . .  13
Section 6.10.   Non-Solicitation of Employees . . . . . . . . . . . . . .  13
Section 6.11    Confidentiality of Information  . . . . . . . . . . . . .  14
Section 6.12    M-I Confidentiality Memoranda . . . . . . . . . . . . . .  14
Section 6.13    M-I 1995 Omnibus Plan . . . . . . . . . . . . . . . . . .  14
Section 6.14    Leased or Shared Facilities . . . . . . . . . . . . . . .  14

                      ARTICLE VII.CONDITIONS TO THE CLOSING

Section 7.01.   Conditions to Obligations of Each Party . . . . . . . . .  15
Section 7.02.   Conditions to Obligation of the Purchasers  . . . . . . .  15
Section 7.03.   Conditions to Obligation of the Sellers . . . . . . . . .  16

                            ARTICLE VIII.TERMINATION

Section 8.01.   Termination . . . . . . . . . . . . . . . . . . . . . . .  18
Section 8.02.   Effect of Termination; Nonconsummation  . . . . . . . . .  19
Section 8.03.   Fees and Expenses . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IX.MISCELLANEOUS

Section 9.01.   Survival  . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 9.02.   Notices   . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 9.03.   Headings; Cross References  . . . . . . . . . . . . . . .  21
Section 9.04.   Prior Agreements  . . . . . . . . . . . . . . . . . . . .  21
Section 9.05.   Amendment . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 9.06.   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 9.07.   Further Actions . . . . . . . . . . . . . . . . . . . . .  22
Section 9.08.   Assignment  . . . . . . . . . . . . . . . . . . . . . . .  22
Section 9.09.   Governing Law . . . . . . . . . . . . . . . . . . . . . .  22
Section 9.10.   Counterparts  . . . . . . . . . . . . . . . . . . . . . .  22

                                  EXHIBITS



Exhibit A     Form of Promissory Note
Exhibit B     Form of Guaranty Agreement
Exhibit C     Form of Agreement relating to the Sale of the North Course
              Building
Exhibit D     Form of Agreement relating to the Lease of a Portion of the North
              Course Building

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of August 20, 1998 by and between HALLIBURTON ENERGY SERVICES, INC., a Delaware corporation ("Halliburton"), MIHC, INC., a Delaware corporation and wholly owned subsidiary of Halliburton ("MIHC" and, together with Halliburton, the "Sellers"), SMITH INTERNATIONAL, INC., a Delaware corporation ("Smith"), SMITH INTERNATIONAL ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Smith (~SIAC"), M-I PURCHASE CORP., a Delaware corporation and a wholly owned subsidiary of Smith ("MIPC" and, together with Smith and SIAC, the "Purchasers"), and M-I L.L.C., a Delaware limited liability company ("M-I").

                                    RECITALS:

         MIHC owns of record and beneficially a 36% interest in M-I (the "M-I L.L.C. Interest"), and Halliburton owns of record and beneficially 4,000 shares of common stock of M-I Drilling Fluids Canada, Inc., a Canadian corporation ("M-I Canada"), (the "M-I Canada Interest" and, together with the M-I L.L.C. Interest, the "M-I Interests").

         The remaining 64% interest in M-I and the remaining outstanding capital stock of M-I Canada are owned of record and beneficially by SIAC.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in reliance upon the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         Section 1.01. Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         Section 1.02. Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) a term has the meaning ascribed to it;
(b) "or" is not exclusive; (c) "including" means "including without limitation;"
(d) words in the singular include the plural; (e) words in the plural include the singular; (f) words applicable to one gender shall be construed to apply to each gender; (g) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; and (h) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement.

                                   ARTICLE II.

                       PURCHASE AND SALE OF M-I INTERESTS

         Section 2.01. Purchase and Sale of M-I Interests. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, (a) MIHC shall sell to MIPC the M-I L.L.C. Interest, and MIPC shall purchase from MIHC the M-I L.L.C. Interest, and
(b) Halliburton shall sell to MIPC the M-I Canada Interest, and MIPC shall purchase from Halliburton the M-I Canada Interest, in each case, at the Closing referred to in Section 2.04 in consideration, among other things, of the payment by MIPC to MIHC and Halliburton of the Adjusted Purchase Price in accordance with Section 2.02.

         Section 2.02. Purchase Price. The purchase price for the M-I Interests (the "Purchase Price") shall be an amount equal to $265 million (allocated $257 million to the M-I L.L.C. Interest and $8 million to the M-I

Canada Interest), subject to adjustment as set forth below. The Purchase Price shall be (a) decreased by an amount equal to the sum of all dividends and distributions, if any, received by the Sellers in respect of the M-I Interests after August 5, 1998 and prior to the Closing (the "Computation Period"); (b) increased by an amount equal to the sum of all contributions, if any, by the Sellers to the equity of any member of the M-I Group during the Computation Period, whether resulting from the forgiveness by the Sellers or any of their Affiliates of existing intercompany indebtedness owed by any member of the M-I Group to the Sellers or any their Affiliates or otherwise; and (c) increased by an amount equal to the sum of all payments, if any, made by the Sellers or any of their Affiliates pursuant to the Halliburton Guarantees during the Computation Period (the Purchase Price as so adjusted is hereinafter referred to as the "Adjusted Purchase Price"). The Adjusted Purchase Price shall be paid to MIHC by the Purchasers pursuant to a fully negotiable promissory note made by MIPC substantially in the form of Exhibit A hereto (the "Promissory Note"). The principal amount of the Promissory Note (which shall be equal to the Adjusted Purchase Price) shall be payable in full on the day that is 240 days after the Closing Date, or if such date is a banking holiday in the State of Texas, the next succeeding business day. The Promissory Note will not bear interest except default interest which would commence following the stated maturity of the Promissory Note. The obligations of MIPC (or its assigns, if any) under the Promissory Note shall be fully and unconditionally guaranteed by Smith pursuant to a Guaranty Agreement between Smith and MIHC substantially in the form of Exhibit B hereto (the "Guaranty Agreement").


         Section 2.03. Allocation of Purchase Price. The Adjusted Purchase Price shall be allocated between the M-I Canada Interest and the M-I L.L.C. Interest pro rata based on the relative allocation of the Purchase Price as set forth in Section 2.02. The Purchasers shall prepare such further allocation of the Adjusted Purchase Price among the assets of M-I as may be required for Tax and financial accounting purposes and shall deliver such allocation (the "Allocation Schedule") to the Sellers for their review within 120 days after the Closing Date. The Sellers shall have 30 days to dispute the allocation or any item thereon, in which case, the Purchasers and the Sellers shall negotiate in good faith to resolve any disagreement. Should the parties fail to resolve any dispute, the matter shall be referred to an independent, nationally recognized certified public accounting firm mutually agreed to by the parties ("Independent CPA"), whose determination shall be final and binding on the parties. If the Sellers fail to make a timely objection to the allocation as proposed by the Purchasers, the allocation as set forth on the initial Allocation Schedule shall be considered final and binding on all parties. The Sellers and the Purchasers shall duly prepare and timely file any forms required by federal or state Tax law to report the allocation of the Adjusted Purchase Price in accordance with the final Allocation Schedule. The Purchasers and the Sellers agree that the allocation of the Adjusted Purchase Price as set forth on the final Allocation Schedule shall be used for all purposes (including Tax and financial accounting purposes) and that the Purchasers and the Sellers and their respective Affiliates shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such final Allocation Schedule, except as may be otherwise required by a Governmental Authority.

         Section 2.04. Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 at 10:00 a.m. on August 31 or at such other place, time and date as the parties hereto may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers hereby represents and warrants to the Purchasers as follows:

         Section 3.01. Organization. Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now conducted.

         Section 3.02. Authorization of Agreement. Each of the Sellers has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of the Sellers of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each of the Sellers and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

         Section 3.03. M-I Interests. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 3.04, MIHC (with respect to the M-I L.L.C. Interest) and Halliburton (with respect to the M-I Canada Interest) have full right, power and authority to sell, transfer, convey and deliver the M-I Interests to MIPC, in accordance with the terms of this Agreement, free and clear of any and all Liens. Neither Sellers nor their Affiliates have any equity interest, direct or indirect, in the M-I Group except the M-I L.L.C. Interest and the M-I Canada Interest.

         Section 3.04. Approvals. Except for the requirements of (i) the Laws, Regulations and Orders set forth in Schedule 3.04 to this Agreement and (ii) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to any of the Sellers to permit the Sellers to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by any of the Sellers at the Closing.

         Section 3.05. No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required pursuant to Section 3.04, neither the execution and delivery by the Sellers of this Agreement or any instrument required hereby to be executed and delivered by any of them at the Closing nor the performance by the Sellers of their obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Sellers, (ii) the certificate of incorporation or bylaws of either of the Sellers or (iii) any contract or agreement to which any of the Sellers or any of their subsidiaries (other than any member of the M-I Group) is a party or by which any Seller or any of such Seller?s properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section.

         Section 3.06. Litigation. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending, or, to the Knowledge of any of the Sellers, threatened, against either of the Sellers or any of their assets, at law or in equity, in any Court or before or by any Governmental Authority that could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or the ability of the Sellers to perform their obligations under this Agreement or any instrument required hereby to be executed and delivered by any of them at the Closing.

         Section 3.07. Brokerage Agreements. Neither of the Sellers has, directly or indirectly, entered into any agreement with any Person that would obligate any member of the M-I Group or any of the Purchasers or any Affiliate of the Purchasers to pay any commission, brokerage fee or "finder?s fee" in connection with the transactions contemplated herein. The fees and expenses of Warburg Dillon Read LLC incurred in connection with the transactions contemplated hereby will be for the account of the Sellers.

                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                                 THE PURCHASERS

         Each of the Purchasers represents and warrants to the Sellers as follows:

         Section 4.01. Organization and Good Standing. Each of the Purchasers is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now conducted.

         Section 4.02. Investment Purpose. MIPC is acquiring the M-I Interests for its own account and not with a view to or in connection with a sale or distribution thereof in violation of any securities laws, and it has no present intention of selling or distributing any of the M-I Interests in violation of any securities laws. MIPC reserves the right, however, to pledge all or part of the M-I Interests or otherwise use the M-I Interests as collateral at its discretion, provided that the pledgee accepts such M-I Interests not with a view to or in connection with a sale or distribution thereof in violation of any securities laws.

         Section 4.03. Authorization. Each of the Purchasers has all requisite corporate power and authority to execute and deliver this Agreement and each instrument (including the Promissory Note and the Guaranty Agreement) required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of the Purchasers of this Agreement and each instrument (including the Promissory Note and the Guaranty Agreement) required hereby to be executed and delivered by it at the Closing, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate action on the part of such Purchaser. This Agreement has been duly executed and delivered by each of the Purchasers and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of each of the Purchasers, enforceable against each of the Purchasers in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies. At the time of its delivery, the Promissory Note will be duly executed and delivered by MIPC and will constitute a legal, valid and binding obligation of MIPC, enforceable against MIPC in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies. At the time of its execution and delivery, the Guaranty Agreement will be duly executed and delivered by Smith and will constitute a legal, valid and binding obligation of Smith, enforceable against Smith in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

         Section 4.04. Approvals. Except for the requirements of (i) the Laws, Regulations and Orders set forth in Schedule 4.04 to this Agreement and (ii) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of the Purchasers to perform their obligations under this Agreement, under the Promissory Note or under the Guaranty Agreement, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to any of the Purchasers to permit the Purchasers to execute, deliver or perform this Agreement or any instrument (including the Promissory Note and the Guaranty Agreement) required hereby to be executed and delivered by any of the Purchasers at the Closing.

         Section 4.05. No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of all waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 4.04 and, except as set forth in Schedule 4.05 to this Agreement, which exceptions (due to the Purchasers' receipt prior to the Closing Date of all necessary consents of the parties to the agreements set forth in Schedule 4.05 of this Agreement) shall not apply on the Closing Date, neither the execution and delivery by the Purchasers of this Agreement or any instrument (including the Promissory Note and the Guaranty Agreement) required hereby to be executed and delivered by any of them at the Closing nor the performance by the Purchasers of their obligations hereunder or thereunder will
(a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Purchasers, (ii) the certificate of incorporation or bylaws of each of the Purchasers or (iii) any contract or agreement to which any of the Purchasers or any of their subsidiaries (other than any member of the M-I Group) is a party or by which any Purchaser or any of such Purchaser's properties or assets is bound, or (b) with the passage of time or the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section.

         Section. 4.06. Litigation. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending, or, to the Knowledge of any of the Purchasers, threatened, against any of the Purchasers or any of their assets, at law or in equity, in any Court or before or by any Governmental Authority that could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement, the Promissory Note or the Guaranty Agreement or the ability of the Purchasers to perform their obligations under this Agreement or any instrument (including the Promissory Note and the Guaranty Agreement) required hereby to be executed and delivered by any of them at the Closing.

         Section. 4.07. Brokerage Agreements. None of the Purchasers has directly or indirectly, entered into any agreement with any Person that would obligate any of the Sellers to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

         Section 4.08. SEC Reports. Since December 31, 1997, Smith has filed all SEC Reports required to be filed by it with the Commission. Such SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                                     OF M-I


         M-I represents and warrants to the Sellers as follows:

         Section 5.01. Organization. M-I is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now conducted.

         Section 5.02. Authorization of Agreement. M-I has all requisite power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by M-I of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action on the part of M-I. This Agreement has been duly executed and delivered by M-I and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of M-I, enforceable against M-I in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

         Section 5.03. Approvals. Except for the requirements of (i) the Laws, Regulations and Orders set forth in Schedule 5.03 to this Agreement and (ii) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of M-I to perform its obligations under this Agreement, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to M-I to permit M-I to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         Section 5.04. No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required pursuant to Section 5.03, neither the execution and delivery by M-I of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by M-I of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to M-I or M-I Canada, (ii) charter or bylaws or similar organizational documents of M-I or M-I Canada or (iii) any contract or agreement to which M-I or M-I Canada is a party or by which M-I or M-I Canada or any of M-I?s or M-I Canada?s properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section.

         Section 5.05. Litigation. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending, or, to the Knowledge of M-I, threatened, against M-I or any of its assets, at law or in equity, in any Court or before or by any Governmental Authority that could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or the ability of M-I to perform its obligations under this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

                                   ARTICLE VI.

                                   AGREEMENTS

         Section 6.01. Covenant. Each of the parties to this Agreement agrees, during the period from the execution of this Agreement by each of such parties to the Closing, to not take or to fail to take any action that could reasonably be expected to cause any of the representations and warranties of such party set forth in this Agreement to be untrue in any material respect.

         Section 6.02.   Appropriate Action; Consents; Filings.

               (a) Each of the parties to this Agreement shall use all commercially reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction of the conditions to the Closing set forth in Article VII hereof), (ii) to obtain, or to cause to be obtained, from any Governmental Authorities any Licenses, Permits or Orders required to be obtained by such party in connection with the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder and (iii) to make, or to cause to be made, all necessary filings, and thereafter to make, or to cause to be made, promptly any other required submissions, with respect to this Agreement required under any applicable Law, Regulation or Order; provided, however, that the parties to this Agreement shall cooperate with each other in connection with the making of all such filings and in supplying any information requested supplementally or by second request from any Governmental Authority.

               (b) Each of the parties to this Agreement agrees to cooperate with respect to, and agrees to use all commercially reasonable efforts vigorously to contest and resist and to seek to have vacated, lifted, reversed or overturned, any action, including legislative, administrative or judicial action, including any Order (whether temporary, preliminary or permanent) of any Governmental Authority, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Each of the parties to this Agreement also agrees to take, or to cause to be taken, any and all commercially reasonable actions that may be required by any Governmental Authority as a condition to the granting of any Permit or Order required in order to permit the consummation of the transactions contemplated hereby or as may be required to vacate, lift, reverse or overturn any administrative or judicial action that would otherwise cause any condition to the Closing not to be satisfied; provided, however, that in no event shall any party be required to take any action that could reasonably be expected to have a Material Adverse Effect on such party or to result in a breach of this Agreement or, in the case of the Purchasers, to agree to any limitations or conditions that substantially impair their investment in the M-I Group or the benefits contemplated by the transactions set forth in this Agreement.

               (c) Each of the Sellers and the Purchasers shall use all commercially reasonable efforts to obtain from all Persons (other than Governmental Authorities) all consents that are (i) necessary, proper or advisable or (ii) otherwise required under any contracts, licenses, leases or other agreements to which any of the Sellers or any of their subsidiaries, on the one hand, or any of the Purchasers or any of their subsidiaries, on the other, is a party or by which it is bound, in order to permit the Sellers or the Purchasers and M-I, as the case may be, to perform their obligations hereunder, except for any such consents the receipt of which is not necessary to satisfy the conditions contained in Section 7.02(e) or 7.03(e).

               (d) If any party hereto shall fail to obtain any third party consent described in the exception to subsection (c) above, such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by any other party hereto, to limit the adverse effect upon the other parties hereto resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent.

               (e) Each of the parties hereto shall promptly notify the other parties hereto of (i) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) from or by any Governmental Authorities with respect to the transactions contemplated hereby or (ii) the institution or the threat in writing of litigation involving this Agreement or the transactions contemplated hereby.

         Section 6.03.   Certain Tax Matters.

               (a) M-I Income Allocation. Notwithstanding Section 2.6(f) of the Limited Liability Company Agreement, the parties hereto agree that MIHC's distributive share of all items taxable to the members of M-I individually, rather than to M-I as an entity, of income, gain, loss, deduction and credit or other items (collectively, "Tax Items") attributable to the M-I L.L.C. Interest for the taxable period that includes the Closing Date shall be allocated between MIHC and SIAC for federal, state and local income tax purposes pursuant to an interim closing of the books of M-I at July 31, 1998, adjusted by a prorated share of Tax Items for the period beginning August 1, 1998 through the Closing Date (the "Short Period"), as follows:

                  A ratio of the number of days in the Short Period to 153 days (the number of days from August 1 through December 31) shall be applied against the difference between the Tax Items for the calendar year, excluding extraordinary items, and Tax Items determined for the July 31, 1998 interim closing, excluding extraordinary items, plus or minus extraordinary items specifically allocated to the Short Period. Extraordinary items shall include capital gains or losses, dividends received, deemed dividends, credits, any effect of adjustments to items as a result of the transfer of the partnership interest, and any other item which would materially misstate a Taxable Item.

               (b) Responsibility for Certain Taxes. Each member of the M-I Group shall be responsible for all Taxes assessable against it for all taxable periods, including any property, sales, use, franchise or employment Taxes. The Purchasers and M-I agree to indemnify and hold harmless the Sellers and their Affiliates against any and all such Taxes asserted against any member of the M-I Group.

               (c) Preparation of Tax Returns. Without limitation of any rights or obligations of any of the parties under the M-I Group
         Agreements:

                         (i) M-I Canada. With respect to each Tax Return that covers a taxable period ending on or before or including the Closing Date and that is required to be filed after the Closing Date for, by or with respect to M-I Canada or any of its subsidiaries, Smith shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, and shall deliver a copy of such Tax Return to Halliburton within 30 days after the filing of such Tax Return.

                         (ii) M-I. With respect to each Tax Return covering a taxable period that ends on or before or includes the Closing Date and that is required to be filed after the Closing Date for, by or with respect to M-I, such Tax Return shall be prepared in accordance with the provisions of Article V of the Limited Liability Company Agreement. A copy of any such Tax Return shall be furnished by the Purchasers to Halliburton for its review and approval at least 30 days prior to the statutory date for filing (including extensions) such Tax Return. Halliburton shall have ten days after receipt of such Tax Return to make written objection to the treatment of any item on such Tax Return and, following such objection, the parties shall negotiate in good faith to resolve the disagreement. Should the parties fail to resolve any such dispute, the matter shall be referred to an Independent CPA whose determination shall be final and binding on the parties. If Halliburton fails to provide timely written objection as provided for herein, the Tax Return shall be considered approved by Halliburton and the Purchasers shall file such Tax Return with the appropriate Tax authority.

               (d) Audits. In connection with any audit of a Tax Return of, or any claim for Taxes required to be paid by, any member of the M-I Group for a period during which any Tax Item was allocated to the Sellers or any of their Affiliates, Smith or the party designated under the relevant M-I Group Agreement shall control the supervision of and responses to such audit and shall determine the method and conduct of any contest of a proposed adjustment of a Tax Item resulting from such audit; provided however, that party shall: (i) provide prompt notice of any such audit to Halliburton, (ii) consult in good faith with Halliburton regarding the manner of responding to such audit and the conduct of any contest of a proposed adjustment arising from such audit, (iii) keep Halliburton promptly informed of all developments arising in connection with any such audit or contest, and (iv) not enter into any settlement of any audit or contest with the Internal Revenue Service without the written consent of Halliburton, which consent shall not be unreasonably withheld.

               (e) Transfer Taxes. The Purchasers shall be responsible for the payment of all transfer, sales, use or other similar taxes resulting from the transactions contemplated by this Agreement.

         Section 6.04. Access to Information. Without limitation of any of the rights or obligations of any of the parties under the M-I Group Agreements, from and after the Closing:

               (a) The Purchasers and each member of the M-I Group shall grant to the Sellers, any of their Affiliates or their designees access at all reasonable times to all of the information, books and records relating to each member of the M-I Group within the possession of the Purchasers or a member of the M-I

         Group (including work papers and correspondence with taxing authorities), and shall afford to the Sellers, any of their Affiliates or their designees the right (at the Sellers? expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Sellers, any of their Affiliates or their designees to prepare Tax Returns, to conduct negotiations with Tax authorities, to fulfill an obligation to any Governmental Authority imposed by Law, Regulation or Order and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement, but subject to existing confidentiality obligations, attorney-client privilege and attorney work product privilege.

               (b) Each of the parties hereto shall preserve and retain all documents which in any case they are legally required to preserve and retain relating to any Tax Returns of or with respect to any member or members of the M-I Group or to any claims, audits or other proceedings affecting any member or members of the M-I Group until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

         Section 6.05. Public Announcements. The Sellers and the Purchasers shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation; provided, however, that a party to this Agreement or any of its Affiliates may, without consulting with the other parties, issue such a press release or make such a public statement if required by applicable Law or the rules of a national securities exchange if such party has used commercially reasonable efforts to consult with the other parties but has been unable to do so in a timely manner. The press release announcing the execution and delivery of this Agreement shall be a joint press release of the Sellers (or one or more of their Affiliates) and the Purchasers.

         Section 6.06.   Disposition of Halliburton Obligations.

               (a) Effective as of the Closing, the Purchasers shall assume and thereafter pay, perform and discharge the Halliburton Obligations.

               (b) Effective as of, and by virtue of, the Closing, the Purchasers and M-I hereby (i) agree that none of the Sellers nor any of their Affiliates shall have any further obligation under and (ii) release, acquit and discharge each of the Sellers and each of their Affiliates from any and all claims, losses, liabilities, obligations, demands and causes of action of any kind and every character relating to, or arising out of, any and all of the Halliburton Obligations, including any breach or violation of any such Halliburton Obligations, past, present or future, except for Halliburton Retained Obligations. Each of the parties to this Agreement hereby agrees (to the extent that any such party is a party to the relevant agreement or instrument), effective as of the Closing, that each of the M-I Group Agreements is hereby amended to the extent necessary to cause Halliburton and each of its Affiliates to have no further obligations pursuant to such agreement and to release and discharge Halliburton and each of its Affiliates from any and all obligations (past, present and future) pursuant to any such agreement, except for Halliburton Retained Obligations.

               (c) Effective as of, and by virtue of, the Closing, the Purchasers and M-I hereby, on behalf of themselves and their Affiliates, (i) release, acquit and discharge each of the Sellers and each of their Affiliates from any and all claims, demands and causes of action of any kind and every character relating to, or arising out of, any breach or violation, past, present or future, of any noncompetition obligation of any of the Sellers or any of their Affiliates, including pursuant to Section 8.6 of the Organization Agreement, as modified by
         Section 3.5 of the Owners Agreement (collectively, the "Noncompetition

         Obligations"), and (ii) waive the enforceability of the Noncompetition Obligations and covenant not to bring an action or proceeding to attempt enforcement of the Noncompetition Obligations.

               (d) Subsequent to the Closing, to the extent permitted by Law, and the right of any party which is the beneficiary thereof, Halliburton and its Affiliates shall have the right to cancel any Halliburton Guarantee. In addition, the Purchasers and M-I shall use all commercially reasonable efforts to replace the Halliburton Guarantees, or cause the requirements therefor to be terminated, as soon as practicable after the Closing. The failure of Halliburton or any of its Affiliates to cancel any Halliburton Guarantee shall not affect any of the rights of the Sellers and their Affiliates or the obligations of the Purchasers, M-I and their Affiliates pursuant to this Agreement, including the rights of the Sellers and their Affiliates pursuant to this Section 6.06 and to indemnification pursuant to Section 6.07.

         Section 6.07. Post-Closing Liabilities. From and after the Closing, the Purchasers and M-I hereby covenant and agree to indemnify the Sellers and their Affiliates and hold them harmless against any and all claims, losses, liabilities, demands and obligations with respect to, or based upon or arising out of, the Halliburton Obligations, except for the Halliburton Retained Obligations or the M-I Group or its operations or businesses, whether arising prior to or after the Closing. THE PARTIES HERETO INTEND THAT THE FOREGOING RIGHTS TO INDEMNIFICATION BE CONSTRUED AND APPLIED AS WRITTEN ABOVE NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH RIGHTS TO INDEMNIFICATION SHALL APPLY NOTWITHSTANDING ANY STATE'S "EXPRESS NEGLIGENCE RULE" OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNITEE'S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT THE RIGHTS TO INDEMNIFICATION SET FORTH HEREIN SHALL APPLY TO AN INDEMNITEE'S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS "CONSPICUOUS" FOR PURPOSES OF ALL STATE LAWS.

         Section 6.08. Restrictions on Sale of M-I. The Purchasers hereby agree that, following the Closing, they shall not sell any interest in M-I to Halliburton or any of its Affiliates or to Baroid Drilling Fluids (whether or not owned by Halliburton or any of its Affiliates), or combine any interest in M-I with the drilling fluids operations of Halliburton or any of its Affiliates or of Baroid Drilling Fluids (whether or not owned by Halliburton or any of its Affiliates).

         Section 6.09. Halliburton Name. The Purchasers and M-I acknowledge that they have no rights to the use of the name "Halliburton" or any derivative thereof (collectively, the "Halliburton Name"). The Purchasers and M-I hereby agree to, and to cause their subsidiaries to, discontinue immediately after the Closing the use of the Halliburton Name in connection with the any of the businesses or operations of the M-I Group, including in all marketing and promotional material, signage and similar uses.

           Section 6.10. Non-Solicitation of Employees. Sellers covenant and agree that during the two-year period immediately following the Closing, Sellers will not, and will cause their Affiliates to not, directly or indirectly, solicit for employment by Sellers or their Affiliates, any employee of the M-I Group or any person who was an employee of the M-I Group within the four-month period immediately preceding such solicitation other than a person (i) whose employment was terminated by the M-I Group or (ii) who responds to an advertisement for employment by Sellers or their Affiliates in a publication of general circulation.

           Section 6.11. Confidentiality of Information. From and after the Closing, the Sellers shall continue to be bound by the provisions of Section 8.6(c) and (d) of the Organization Agreement. Both Sellers and Purchasers shall remain bound by the terms and conditions of Mutual Confidentiality Agreement, Halliburton F.N. 1243.1271 as amended, dated March 1, 1996 and which covers joint development projects; subject to the right of such parties to terminate such Agreement in accordance with its terms. For a period of one year after the Closing, and provided he is employed by Sellers or their Affiliates, Sellers agree that J. Mike Wilson will not engage in the development of new water or oil based polymeric viscosifiers for drilling fluids with the current fluids operation of Dresser.

         Section 6.12. M-I Confidentiality Memoranda. Within twenty days after the Closing, Sellers shall provide Purchasers with a list of all Persons, including name and address, to whom non-public information concerning M-I was provided as well as a copy of any confidentiality agreement signed by any such Person. To the extent any such confidentiality agreement is legally assignable to Purchasers, Sellers or their Affiliates shall execute an assignment of any such confidentiality agreement to Purchasers, in a form reasonably acceptable to Purchasers. If any such confidentiality agreement is not legally assignable to Purchasers, Sellers agree that, at Purchasers? request and sole expense, Sellers or their Affiliates will seek to enforce the terms of the confidentiality agreement through appropriate legal proceedings and any appeals.

         Section 6.13. M-I 1995 Omnibus Plan. Halliburton agrees that it will pay Smith, within 10 days of receipt of sufficient documentation to verify the amount, the obligation of Halliburton with respect to the M-I 1995 Omnibus Plan, but in no event shall such obligation exceed $590,000.

         Section 6.14. Leased or Shared Facilities. Purchasers or their Affiliates currently share with, or lease from, Sellers or their Affiliates or occupy, certain office, warehouse or dock space owned or leased by Sellers or their Affiliates in both domestic and international locations. Purchasers shall, and shall cause their Affiliates to, vacate such occupied, shared or leased facilities within 120 days of the Closing (except as otherwise provided pursuant to the terms of written agreements executed by the parties), except the following facilities which will be treated as described below:

         (a) Purchasers or their Affiliates shall have six months from the Closing to relocate the office, warehouse and dock space at Luanda, Angola, unless any written agreement between the parties provides for a longer period;

         (b) Sellers and Purchasers will negotiate in good faith to determine, in the absence of any written agreement or obligation, if there are any mutual advantages to continue the existing space sharing arrangement with respect to their work on the Sable Island project; and

         (c) Sellers agree, to or to cause their Affiliates to, quitclaim the interest, if any, owned by the Sellers or their Affiliates in real estate comprising approximately 14 acres occupied by M-I at Battle Mountain, Nevada.

                                  ARTICLE VII.

                            CONDITIONS TO THE CLOSING

         Section 7.01. Conditions to Obligations of Each Party. The obligations of each party to this Agreement to effect the transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of each of the following conditions:

                  (a) All requirements of any applicable Law, Regulation or Order necessary for the valid consummation of the transactions contemplated herein to occur at the Closing have been fulfilled, and all filings required to be made with any Governmental Authority under any applicable Law, Regulation or Order and all Permits and Orders required to be obtained from any Governmental Authority or Court under any applicable Law, Regulation or Order, in each case, in order to permit the Sellers, the Purchasers and M-I to consummate the transactions contemplated hereby to occur at the Closing have been made or obtained (other than any requirement the nonfulfillment of which and any Permit or Order the nonreceipt of which could not reasonably be expected to have a Material Adverse Effect on the Sellers, the Purchasers or M-I or, in the case of the Purchasers substantially impair its investment in the M-I Group or the benefits contemplated by the transactions set forth in this Agreement);

                  (b) No temporary restraining order, preliminary or permanent injunction or other Order issued by any Court of competent jurisdiction preventing the consummation of the transactions contemplated hereby to occur at the Closing is in effect;

                  (c) Each of Halliburton and Smith shall have executed and delivered to the other an agreement substantially in the form of Exhibit C hereto relating to the sale by Halliburton to Smith of the North Course Building for a purchase price equal to $7 million; and

                  (d) Each of Halliburton and Smith shall have executed and delivered to the other a lease agreement substantially in the form of Exhibit D hereto relating to the lease by Halliburton from Smith of a portion of the North Course Building as described therein.

         Section 7.02 Conditions to Obligation of the Purchasers. The obligations of the Purchasers to effect the transactions contemplated hereby to occur at the Closing are subject to the satisfaction or, to the extent permitted by Law, waiver of each of the following conditions:

                  (a) The representations and warranties of each of the Sellers set forth in this Agreement are true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing, and the Purchasers have received a certificate from each Seller signed on behalf of such Seller by the president or any vice president of such Seller to such effect;

                  (b) The Sellers have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Purchasers have received a certificate from each Seller signed on behalf of such Seller by the president or any vice president of such Seller to such effect;

                  (c) Each of the Sellers has furnished the Purchasers at the Closing with certified copies of resolutions duly adopted by the Board of Directors of such Seller authorizing the execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by such Seller at the Closing;

                  (d) There is no action or proceeding pending or threatened (including any investigation) by any Governmental Authority to restrain, enjoin or invalidate the transactions contemplated hereby;

                  (e) The Purchasers have received from the Sellers copies of all written consents of third Persons (other than Governmental Authorities) that are required to be obtained by the Sellers in order for the Sellers to consummate the transactions contemplated by this Agreement, other than any such consents the nonreceipt of which could not reasonably be expected to have a Material Adverse Effect on M-I or the Purchasers or to have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement; and

                  (f) Halliburton has delivered to the Purchasers at the Closing one or more stock certificates representing the M-I Canada Interest, duly endorsed by Halliburton in blank or with duly executed stock powers attached.

         Section 7.03. Conditions to Obligation of the Sellers. The obligations of the Sellers to effect the transactions contemplated hereby to occur at the Closing are subject to the satisfaction or, to the extent permitted by Law, waiver of each of the following conditions:

                  (a) The representations and warranties of each of the Purchasers and M-I set forth in this Agreement are true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing and the Sellers have received a certificate from each of the Purchasers and M-I signed on behalf of such Purchaser or M-I (as applicable) by the president or any vice president of such Purchaser or M-I (as applicable) to such effect;

                  (b) Each of the Purchasers and M-I have performed in all material respects all obligations required to be performed by such Purchaser or M-I (as applicable) under this Agreement at or prior to the Closing Date, and the Sellers have received a certificate from each of the Purchasers and M-I signed on behalf of such Purchaser or M-I (as applicable) by the president or any vice president of such Purchaser or M-I (as applicable) to such effect;

                  (c) Each of the Purchasers and M-I have furnished the Sellers at the Closing with certified copies of resolutions duly adopted by the Board of Directors (or equivalent body) of such Purchaser or M-I (as applicable) authorizing the execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by such Purchaser or M-I (as applicable) at the Closing;

                  (d) There is no action or proceeding pending or threatened (including any investigation) by any Governmental Authority to restrain, enjoin or invalidate the transactions contemplated hereby;

                  (e) The Sellers have received from each of the Purchasers and M-I copies of all written consents of third Persons (other than Governmental Authorities) that are required to be obtained by the Purchasers or M-I in order for the Purchasers and M-I to consummate the transactions contemplated by this Agreement, other than any such consents the nonreceipt of which could not reasonably be expected to have a Material Adverse Effect on the Sellers or to have a material adverse effect on the ability of the Purchasers or M-I to consummate the transactions contemplated by this Agreement;

                  (f) The Purchasers have delivered to the Sellers at the Closing the Promissory Note, duly executed by an authorized officer of MIPC, with a principal amount equal to the Adjusted Purchase Price and the Guaranty Agreement, duly executed by an authorized officer of Smith; and

                  (g) The Purchasers and M-I have delivered to the Sellers a release and waiver in form and substance reasonably satisfactory to the Sellers pursuant to which the Purchasers and M-I, on behalf of themselves and each of their Affiliates, (i) release, acquit and discharge the Sellers and each of their Affiliates from any and all claims, demands and causes of action of any kind and every character relating to, or arising out of, any breach or violation, past, present or future, of the Noncompetition Obligations and (ii) waive the enforceability of the Noncompetition Obligations and covenant not to bring an action or proceeding to attempt enforcement of the Noncompetition Obligations.

                                  ARTICLE VIII.

                                   TERMINATION

         Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a)    by mutual consent of the Sellers and the Purchasers;

                  (b) by the Purchasers, upon a breach in any material respect of any representation, warranty, covenant or agreement on the part of any of the Sellers set forth in this Agreement, or if any representation or warranty of any of the Sellers has become untrue in any material respect, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would be incapable of being satisfied by August 31, 1998 (or as otherwise extended as described in Section 8.01(e)); provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this subsection;

                  (c) by the Sellers, upon a breach in any material respect of any representation, warranty, covenant or agreement on the part of any of the Purchasers or M-I set forth in this Agreement, or if any representation or warranty of any of the Purchasers or M-I has become untrue in any material respect, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would be incapable of being satisfied by August 31, 1998 (or as otherwise extended as described in Section 8.01(e)); provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this subsection;

                  (d) by either the Sellers or the Purchasers, if there shall be any Order which is final and nonappealable preventing the consummation of the transactions contemplated hereby, unless the party relying on such Order to terminate this Agreement has not complied with its obligations under subsection (b) of Section 6.02; and

                  (e) by either the Sellers or the Purchasers, if the Closing shall not have occurred prior to August 31, 1998; provided, however, that this Agreement may be extended by written notice from the Sellers to the Purchasers or the Purchasers to the Sellers to a date not later than December 31, 1998, if the Closing shall not have occurred as a direct result of the nonfulfillment of the condition contained in subsection (a) of Section 7.01 by August 31, 1998.

         The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees or representatives, whether prior to or after the execution of this Agreement; provided, however, that each party shall provide written notice to the other parties of any breach by any such other parties of a representation, warranty, covenant or agreement set forth in this Agreement as soon as practicable upon learning of such breach, and the non-breaching parties may only terminate this Agreement pursuant to Sections 8.01(b) or (c) if such breach is not cured within ten days of such notice being given. If such ten day cure period extends beyond the date set forth in Section 8.01(b) or (c), as the case may be, then such date shall be extended to be the first business day immediately following the expiration of such ten day cure period.

         Section 8.02 Effect of Termination; Nonconsummation. Except as provided in this Section and Section 8.03, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and of no further force and effect. If the transactions contemplated hereby are not consummated by reason of the termination of this Agreement or otherwise, there shall be no liability on the part of any party hereto to the other and all rights and obligations of each party hereto shall cease, except that nothing herein (other than the immediately following sentence) shall relieve any party of any liability for (i) any breach of such party?s covenants or agreements contained in this Agreement or (ii) any willful breach of such party?s representations or warranties contained in this Agreement. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES CLAIMED WITH RESPECT TO THE EXCEPTION TO THE IMMEDIATELY PRECEDING SENTENCE INCLUDE ANY CONSEQUENTIAL OR PUNITIVE DAMAGES.

         Section 8.03. Fees and Expenses. All Expenses incurred by the parties hereto, including legal and accounting fees and expenses, shall be borne solely and entirely by the party that has incurred such Expenses.

                                  ARTICLE IX.

                                 MISCELLANEOUS

           Section 9.01. Survival. Except as otherwise specifically provided in this Agreement, all of the representations, warranties and covenants of the parties to this Agreement shall survive the Closing hereunder and (other than the representations and warranties of the Sellers contained in Section 3.07 and the representations and warranties of the Purchasers contained in Sections 4.07 and 4.08) continue in full force and effect until the expiration of the applicable statute of limitations (if any). All of the representations and warranties of the Sellers contained in Section 3.07 of this Agreement and the representations and warranties of the Purchasers contained in Section 4.07 of this Agreement shall survive the Closing until the second anniversary of the Closing Date, at which time such representations and warranties shall terminate. The representations and warranties of the Purchasers contained in Section 4.08 of this Agreement shall survive the Closing until the first anniversary of the time that the Purchasers? obligations under the Promissory Note are paid in full, at which time such representations and warranties shall terminate. All such representations, warranties and covenants shall survive as to any claim or demand made prior to their termination date (if any) until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or by a court of competent jurisdiction. The representations and warranties of the Sellers and the Purchasers shall survive the Closing as described in this
Section 9.01 even if the other parties hereto knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing.

         Section 9.02. Notices. All notices and other communications hereunder to a party hereto shall be in writing and shall be deemed to be properly given if delivered personally, telecopied (subject to confirmation) or mailed to it by registered or certified mail (return receipt requested), in the case of the Sellers, to:

         Halliburton Energy Services, Inc./MIHC, Inc.
         c/o Halliburton Company
         3600 Lincoln Plaza
         500 North Akard Street
         Dallas, Texas  77250-3391
         Telecopy Number:  (214) 978-2783
         Attention:  Executive Vice President and General Counsel

         with a copy to:

                  Vinson & Elkins L.L.P.
                  3600 First City Tower
                  1001 Fannin Street
                  Houston, Texas 77002-6760
                  Telecopy Number:  (713) 758-2346
                  Attention:  William E. Joor III

         in the case of the Purchasers, to:

                  Smith International, Inc./Smith International Acquisition
                    Corp./M-I Purchase Corp.
                  c/o Smith International Inc.
                  16740 Hardy Street
                  Houston, Texas 77032
                  Telecopy Number:  (281) 233-5996
                  Attention: Neal S. Sutton
         and, in the case of M-I, to:

                  M-I L.L.C.
                  1201 Louisiana
                  Houston, Texas 77002
                  Telecopy Number:  (713) 308-9503
                  Attention:  President

         with a copy to:

                  Smith International, Inc.
                  16740 Hardy Street
                  Houston, Texas 77032
                  Telecopy Number:  (281) 233-5996
                  Attention:  Neal S. Sutton

or at such other address as shall be specified by like notice.

         Section 9.03. Headings; Cross References. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless the context otherwise requires, all references herein to Articles or Sections shall refer to Articles or Sections of this Agreement.

         Section 9.04. Prior Agreements. This Agreement shall supersede all prior agreements, documents or other instruments with respect to the purchase and sale of the M-I Interests; provided that if the transactions contemplated hereby are not consummated, the provisions contained in Article VI of the Limited Liability Company Agreement and Article VI of the Owners Agreement shall survive in full force and effect.

         Section 9.05. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or any equivalent governing body) at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 9.06.   Waiver.

                  (a)    At any time prior to the Closing, the Purchasers may
         (i) extend the time for the performance of any of the obligations or other acts of any of the Sellers, (b) waive any inaccuracies in the representations and warranties of any of the Sellers contained herein or in any document delivered pursuant hereto and (c) waive compliance by any of the Sellers with any of the covenants or conditions contained herein.

                  (b) At any time prior to the Closing, the Sellers may (i) extend the time for the performance of any of the obligations or other acts of any of the Purchasers or M-I, (b) waive any inaccuracies in the representations and warranties of any of the Purchasers or M-I contained herein or in any document delivered pursuant hereto and (c) waive compliance by any of the Purchasers or M-I with any of the covenants or conditions contained herein.

Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 9.07. Further Actions. Each party to this Agreement shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by any other party to this Agreement in order to consummate or implement the transactions and matters contemplated by this Agreement. In addition, upon the request of Halliburton or any transferee of the Promissory Note, Smith agrees to promptly confirm in writing its representations and warranties as set forth in Article IV (other than those representations and warranties contained in Sections 4.02 and 4.07 of this Agreement) as they relate to the Promissory Note and the Guaranty Agreement to any potential purchaser of the Promissory Note or to any legal counsel that may be requested to deliver a legal opinion to a potential purchaser of the Promissory Note.

         Section 9.08. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties; provided, however, that MIPC may assign its right to acquire the M-I Interests pursuant to this Agreement to any corporation, all of the outstanding voting stock of which is owned directly or indirectly by Smith; and provided, further, that no such assignment shall relieve the Purchasers of any of their obligations under this Agreement. Except as expressly set forth in this Agreement, nothing in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement.

         Section 9.09. Governing Law. The terms of this Agreement shall be governed by, and interpreted in accordance with the provisions of, the laws of the State of Texas, without regard to conflict of law principles.

         Section 9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in its name by its duly authorized officer, all as of the date first above written.

                             HALLIBURTON ENERGY SERVICES, INC.

                             By:  /s/ SUSAN S. KEITH
                                -------------------------------------------
                                      Susan S. Keith
                                      Vice President and Assistant Secretary

                             MIHC, INC.

                             By:  /s/ SUSAN S. KEITH
                                -------------------------------------------
                                      Susan S. Keith
                                      As Attorney-in-Fact

                             SMITH INTERNATIONAL, INC.

                             By:  /s/ NEAL S. SUTTON
                                -------------------------------------------
                                      Neal S. Sutton
                                      Senior Vice President

                             SMITH INTERNATIONAL ACQUISITION CORP.

                             By:  /s/ NEAL S. SUTTON
                                -------------------------------------------
                                      Neal S. Sutton
                                      Senior Vice President

                             M-I PURCHASE CORP.

                             By:  /s/ NEAL S. SUTTON
                                -------------------------------------------
                                      Neal S. Sutton
                                      Senior Vice President

                             M-I L.L.C.

                             By:  /s/ LOREN K. CARROLL
                                -------------------------------------------
                                      Loren K. Carroll
                                      President and Chief Executive Officer

                                                                         ANNEX A


                            SCHEDULE OF DEFINED TERMS

         The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

         "1990 Agreement" shall mean that certain 1990 Agreement, dated as of April 30, 1990, among Halliburton, Dresser and M-I Drilling Fluids Company, a Texas general partnership and the predecessor of M-I.

         "Adjusted Purchase Price" shall have the meaning ascribed to such term in Section 2.02 of the Agreement.

         "Affiliate" shall, with respect to any Person, mean any other Person which controls, is controlled by or is under common control with the former. The term "control" and correlative terms shall have the meanings ascribed to them in Rule 405 under the Securities Act.

         "Agreement" shall mean the Purchase and Sale Agreement made and entered into as of August 20, 1998 between the Sellers, the Purchasers and M-I, including any amendments thereto and each Annex and Schedule thereto.

         "Allocation Schedule" shall have the meaning ascribed to such term in
Section 2.03 of the Agreement.

         "Closing" shall mean a meeting of the representatives of each of the parties to the Agreement at which (i) all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement, to the extent not previously delivered, are delivered and (ii) the certificates or other evidence of the M-I Interests are delivered by the Sellers to the Purchasers against payment of the Adjusted Purchase Price via the Promissory Note and the Guaranty Agreement in accordance with Sections 2.02 and 2.04 of the Agreement.

         "Closing Date" shall have the meaning ascribed to such term in Section
2.04 of the Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Commission" shall mean the United States Securities and Exchange Commission.

         "Computation Period" shall have the meaning ascribed to such term in
Section 2.02 of the Agreement.

         "Court" shall mean any court, federal, state or local, or arbitration tribunal.

         "Dresser" shall mean Dresser Industries, Inc., a Delaware corporation.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

         "Expenses" shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Agreement, and all other matters related to the consummation of the transactions contemplated thereby.

         "Governmental Authority" shall mean any federal, state or local governmental agency or authority (other than a Court).

         "Guaranty Agreement" shall have the meaning ascribed to such term in
Section 2.02 of the Agreement.

         "Halliburton" shall mean Halliburton Energy Services, Inc., a Delaware corporation, and its successors.

         "Halliburton Guarantees" shall mean any and all guarantees, bonds or undertakings by Halliburton or any of its Affiliates of, or with respect to, the performance, payment or collection of any obligation of any member of the M-I Group, whether pursuant to a loan or credit agreement, line of credit, letter of credit, bank borrowing, note, lease or otherwise.

         "Halliburton Name" shall have the meaning ascribed to such term in
Section 6.09 of the Agreement.

         "Halliburton Obligations" shall mean the Halliburton Guarantees and each and every other obligation, agreement or instrument that Halliburton or any of its Affiliates may have or be subject to, or pursuant or with respect to which any of such Persons? properties may be subject or bound, that in any way relates to the M-I Group or the M-I Group?s operations or businesses, whether pursuant to the M-I Group Agreements or otherwise, except for any obligations arising in the ordinary course of business and unrelated to the M-I Group Agreements, the Halliburton Guarantees or the Seller?s ownership of the M-I Interests (such as product sales and services and leasing transactions); provided, however, that such term shall not include any obligations of Dresser or any of its subsidiaries as of the date of this Agreement.

         "Halliburton Retained Obligations" shall mean (i) those liabilities relating to the assets or operations of Imco prior to December 1, 1986 which (a) were not Halliburton Assumed Liabilities or Affiliated Entities Liabilities, each as defined in the Organization Agreement or (b) otherwise assumed by M-I or its predecessors pursuant to the M-I Group Agreements; (ii) any pension, welfare or other benefit obligations under any Halliburton pension, welfare or benefit plan to any current or former employee of Halliburton who worked at any time for the general partnership known as M-I Drilling Fluids Company; (iii) the obligations of confidentiality contained in Section 8.6(c) and (d) of the Organization Agreement; (iv) contracts, agreements or obligations relating to or arising from alliance or integrated service offerings involving Sellers and M-I; and (v) covenants or any other agreements to be performed after the Closing.

         "Independent CPA" shall have the meaning ascribed to such term in
Section 2.03 of the Agreement.

         "Knowledge" shall mean, with respect to each party, the actual knowledge of the senior officers of such party.

         "Law" shall mean all laws, statutes and ordinances of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, including without limitation all decisions of Courts having the effect of law in each such jurisdiction.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) or any conditional sale or other title retention agreement.

         "Limited Liability Company Agreement" shall mean that certain Limited Liability Company Agreement, dated as of March 10, 1994, between MIHC and SIAC, as amended.

         "Material Adverse Effect" shall mean any change or effect that would be material and adverse to the condition (financial or otherwise), results of operations or business of a specified Person and its subsidiaries, if any, taken as a whole, and, for purposes of this definition, the term "material" shall have the meaning ascribed to such term as used in Section 11 of the Securities Act.

         "M-I" shall mean M-I L.L.C., a Delaware limited liability company.

         "M-I Canada" shall mean M-I Drilling Fluids Canada, Inc., a Canadian corporation, and its successors.

         "M-I Canada Interest" shall have the meaning ascribed to such term in the recitals to the Agreement.

         "M-I Group" shall mean M-I, M-I Canada, and each of the subsidiaries of such Persons taken together.

         "M-I Group Agreements" shall mean the Owners Agreement, the 1990 Agreement, the Partnership Agreement, the Organization Agreement, the Limited Liability Company Agreement and each and every other agreement or instrument with respect to the M-I Group to which Halliburton or any of its Affiliates is a party or pursuant to which any of Halliburton?s or any of its Affiliates? properties are subject or bound or purported to be subject or bound.

         "M-I Interests" shall have the meaning ascribed to such term in the recitals to the Agreement.

         "M-I L.L.C. Interest" shall have the meaning ascribed to such term in the recitals to the Agreement.

         "MIHC" shall mean MIHC, Inc., a Delaware corporation and wholly owned subsidiary of Halliburton, and its successors.

         "MIPC" shall mean M-I Purchase Corp., a Delaware corporation and a wholly-owned subsidiary of Smith, and its successors.

         "Noncompetition Obligations" shall have the meaning ascribed to such term in Section 6.06(c) of the Agreement.

         "North Course Building" shall mean those property and fixtures described in Exhibit C attached hereto.

         "Order" shall mean any judgment, order or decree of any court, arbitration tribunal or Governmental Authority, federal, state or local.

         "Organization Agreement" shall mean that certain Organization Agreement, dated as of December 1, 1986, between Halliburton and Dresser, as amended.

         "Owners Agreement" shall mean that certain Owners Agreement, dated February 28, 1994, among the Sellers, the Purchasers and M-I Drilling Fluids Company, a Texas general partnership and the predecessor of M-I.

         "Partnership Agreement" shall mean that certain Partnership Agreement, dated as of December 1, 1986, between Halliburton and Dresser, as amended.

         "Permit" shall mean any and all permits, licenses, authorizations, orders, certificates, registrations or other approvals granted by any federal, state, local or foreign Governmental Authority.

         "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

         "Promissory Note" shall have the meaning ascribed to such term in
Section 2.02 of the Agreement.

         "Purchase Price" shall have the meaning ascribed to such term in
Section 2.02 of the Agreement.

         "Purchasers" shall mean Smith, SIAC and MIPC taken together.

         "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of law.

         "SIAC" shall mean Smith International Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Smith, and its successors.

         "SEC Reports" shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed during a specified period with the Commission pursuant to the Securities Act or the Exchange Act.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

         "Sellers" shall mean Halliburton and MIHC taken together.

         "Smith" shall mean Smith International, Inc., a Delaware corporation, and its successors.

         A "subsidiary" of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Tax Items" shall have the meaning ascribed to such term in Section 6.03(a) of the Agreement.

         "Tax Returns" shall mean all returns and reports of or with respect to any Tax.

         "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.